Exhibit 99.1

Central Pacific Financial Corp.
Announces Adoption of Tax Benefits Preservation Plan

Honolulu, Hawaii — November 23, 2010 — Central Pacific Financial Corp. (NYSE:CPF) (“Central Pacific”), today announced that its Board of Directors has adopted a Tax Benefits Preservation Plan (the “Plan”) designed to preserve substantial tax assets. This Plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes and the adoption of such a plan is a requirement under the investment agreements with The Carlyle Group and Anchorage Capital Group, L.L.C. (collectively, the "Lead Investors") pursuant to which each Lead Investor agreed to invest approximately $98 million in common stock of the Company. This investment is part of an expected aggregate $325 million capital raise by the Company from institutional and other investors ("Investors"). The investment and related transactions, which were unanimously approved by the Company's Board of Directors, are subject to the remaining $130 million of capital being raised, regulatory approvals and other conditions.

Central Pacific’s tax attributes include net operating losses that it could utilize in certain circumstances to offset taxable income and reduce its federal income tax liability.

Central Pacific’s ability to use its tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and related Internal Revenue Service pronouncements. In general, an ownership change would occur if Central Pacific’s “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in Central Pacific by more than 50 percentage points over a rolling three-year period. Five-percent shareholders generally do not include certain institutional holders, such as mutual fund companies, that hold Central Pacific equity securities on behalf of several individual mutual funds where no single fund owns 5 percent or more of Central Pacific equity securities.

As part of the Plan, the Central Pacific Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of its common stock. The Rights will be distributable to shareholders of record as of November 30, 2010, as well as to holders of common stock issued after that date, but would only be activated if triggered under the Plan.

“This Plan is designed to safeguard valuable tax attributes by reducing the likelihood of an unintended ‘ownership change’ through actions involving Central Pacific’s securities,” said John C. Dean, executive chairman of Central Pacific Financial Corp. “We believe the Tax Benefit Preservation Plan is an important element in protecting shareholder value and it is a requirement under the investment agreements we entered into with affiliates of each of The Carlyle Group and Anchorage Capital Group, L.L.C.”

The Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person from becoming a 5-percent shareholder. There is no guarantee, however, that the Plan will prevent the Company from experiencing an ownership change.

Central Pacific’s Board of Directors has the discretion under certain circumstances to exempt acquisitions of company securities from the provisions of the Plan. The Plan may be terminated by the Board at any time prior to the Rights being triggered.

The issuance of the Rights will not affect Central Pacific’s reported earnings per share and is not taxable to Central Pacific or its shareholders.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Central Pacific Financial Corp. is filing with the Securities and Exchange Commission.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with $4.2 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 35 branches, over 120 ATMs, and a residential mortgage subsidiary in the state of Hawaii.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

Forward-Looking Statements

This release contain forward-looking statements concerning the Company’s plans for raising capital, the conditions necessary for closing on proposed capital investments, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning. While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect. Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the Company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and any other markets in which the Company does business; the impact of regulatory actions on the Company including the Consent Order by the FDIC and the Hawaii Division of Financial Institutions; the impact of legislation affecting the banking industry including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Act Wall Street Reform and Consumer Protection Act; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; the price of the Company’s stock; volatility in the financial markets and uncertainties concerning the availability of debt or equity financing; and the impact of regulatory supervision. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s 2009 Form 10-K and 2010 Form 10-Qs. The Company does not update any of its forward-looking statements.

For additional information, contact:

Investor contact:  David Morimoto
SVP & Treasurer
(808) 544-3627
david.morimoto@centralpacificbank.com

Media Contact:    Wayne Kirihara
SVP & Chief Marketing Officer
(808) 544-3687
wayne.kirihara@centralpacificbank.com